Exhibit 5.1

Opinion of Maynard, Cooper & Gale, P.C.

January 28, 2004

United Security Bancshares, Inc.

131 West Front Street

P.O. Box 249

Birmingham, AL 35203

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for United Security Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-111071), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the registration of securities associated with a rescission offer by the Company pertaining to 30,790 shares (the “Rescission Stock”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) purchased by the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (the “Plan”) from October 27, 2001 to October 26, 2003 with respect to participants in the Plan residing in Alabama or Mississippi at the time of the purchase and from October 27, 1999 to October 26, 2003 with respect to participants residing in Florida at the time of the purchase.

We have reviewed and are familiar with such corporate proceedings and other factual matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and legally issued, and are fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.